Exhibit 99-3

VASCO Data Security International, Inc.

Q3 2011 Vasco Data Security International Inc Earnings Conference Call

Conference Call Transcript

EVENT DATE / TIME: OCT 27, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS

  Ken Hunt

  VASCO Data Security International, Inc. - Chairman, Founder, and CEO

  Jan Valcke

  VASCO Data Security International, Inc. - President and COO

  Cliff Bown

  VASCO Data Security International, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

  Brian Freed

  Wunderlich Securities, Inc. - Analyst

  Daniel Ives

  FBR Capital Markets - Analyst

  Fred Ziegel

  Blue Water Capital Markets - Analyst

  Joe Maxa

  Dougherty and Company, LLC - Analyst

  Andrew Abrams

  Avian Securities, LLC - Analyst

  Scott Zeller

  Needham and Co. - Analyst.

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International, Inc. third quarter 2011 earnings results conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions)

It is now my pleasure to turn the conference over to our host for today, T. Kendall Hunt, Chairman, Founder and CEO. Please go ahead, sir.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I need to brief all of you on forward-looking statements.

Statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for third quarter 2011. As always, we will host a question-and-answer session after the conclusion of Management’s prepared remarks. If possible, I’d like to budget 1 hour total for this conference call. If you can limit your questions to 1 or 2 it would be appreciated.

The third quarter of 2011 was the second best quarter ever in VASCO’s history in terms of revenue. Revenues for Q3 were $41.4 million, an increase of approximately 57% compared to third quarter of 2010. For the first nine months of 2011 our revenues were $119.6 million, an increase of 59% over the first nine months of 2010. The growth in revenues for the third quarter of 2011 was driving by strong growth from both our banking and our enterprise and application security markets.

As we projected, enterprise and applications security revenue for the third quarter is getting back on track with significant growth compared to the third quarter of 2010. Revenues from the banking market increased 68% for the quarter and 83% for the nine months of 2011 compared to the same periods of 2010. Revenues from the enterprise and application security market grew 24% for the quarter, but declined 2% for the first nine months of 2011 compared to the same periods in 2010.

The growth in enterprise and application security markets in combination with an improved mix of products sold in our banking market resulted in gross margins up 67% third quarter compared to 62% in the first half of 2011. The gross margins of 67% for the quarter and 64% for the first nine months of 2011 compared to 71% and 70% for the comparable periods in 2010.

Jan and Cliff will comment in more detail on gross margins as a percentage of revenue in their prepared remarks.

Q3 2011 was our 35th consecutive positive quarter in terms of operating income. Operating income as a percentage of revenue was approximately 18% of revenue for the quarter and 13% for the nine months ended September 30, 2011.

Excluding the amortization of our purchased and tangible assets, operating income as a percentage of revenue was approximately 19% of revenue for the quarter and 14% for the nine months ended September 30, 2011.

Cash balances at September 30, 2011 totaled $77.5 million compared to $84.6 million at June 30, 2011.

As you may know, VASCO has no debt and our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line and our market position.

Our core business is doing very well. In brief, we are delivering what we have reported to you during the last few quarters. We are convinced that 2011 will be a very strong year from a revenue perspective and expect that our revenue for the full year will be the best in our company’s history.

Q3 revenues from our banking business continued to show strong growth over the same periods in the prior year. It is clear, we believe, that the banks are back. We believe that our enterprise and applications security markets are back too. After a weak performance in the first two quarters, these markets showed strong growth in Q3 on both a sequential, and that’s Q3 2011 over Q2 2011, and a year-over-year basis, and that’s Q3 2011 over Q3 2010.

Throughout the year we have been investing in our DIGIPASS as a Service or DPS Platform. DPS is our cloud-based authentication platform that provides our customers with the ability to deploy two-factor authentication more quickly and less expensively than might be the case when compared to our core product sales and licensing models. It also allows our customers to log on to a larger number of Internet sites using two-factor authentication than is possible today under a purchase or license model.

Through the end of the third quarter, we continued to invest in that platform with the expectation that it will not generate significant revenues in 2011. We expect it will take time for the market to understand and embrace the DPS model.

Looking forward, we believe that banking will remain a strong catalyst for VASCO’s core business. We are also convinced that our enterprise and applications security business will keep improving. Adding to our core business, we believe that our DIGIPASS as a Service business will start to provide meaningful incremental revenues in the years ahead and expect the DPS will generate high gross margins which will help us return to the higher margins we have enjoyed previously.

In summary, we are very pleased with our Q3 results.

Unfortunately, we experienced a painful incident during Q3 that forced us to take drastic measures regarding our former subsidiary, DigiNotar. As you know, DigiNotar was forced to file for bankruptcy in September 2011 due to a very unfortunate hacking incident and the response of the Dutch government. Our investment in DigiNotar did not turn out as we anticipated. At the end of the third quarter, we announced that we expected that the losses on the disposal of DigiNotar would range from approximately $3.3 million to $4.8 million. Of this amount, $4 million has been booked in Q3 2011.

We also announced that we would report the foregoing losses and the disposal of DigiNotar together with the results of operation of DigiNotar through the date of its filing for bankruptcy as a discontinued operation. Cliff will give you more details in his prepared remarks about this.

Please remember that the previously mentioned estimates related to the losses on the disposal of DigiNotar did not include any provision for possible claims which might be asserted against VASCO. Currently, we have no knowledge about any claims against VASCO. We expect that the DigiNotar episode will not have any effect on VASCO’s core DIGIPASS, VACMAN, and IDENTIKEY authentication business. The technological infrastructures to VASCO and DigiNotar were completely separated meaning that there’s no risk for infection of VASCO’s strong authentication business.

While we do not plan to continue the certificate authority or CA business which was DigiNotar’s core product, we expect that we will be able to use the intellectual property acquired from DigiNotar to strengthen our core authentication and DIGIPASS as a Service product lines in the future.

As you may know from our public filings, on January 14, 2011 related to the acquisition, we acquired DigiNotar’s intellectual property in an asset transaction which was then followed by a share purchase agreement through which we acquired DigiNotar’s stock. As a result the intellectual property we acquired is not impacted by DigiNotar’s filing for bankruptcy.

It is time for us to turn this page and to look ahead. VASCO is a very healthy company. We are convinced that our market strategy and our execution is correct. Our core business is doing very well. In addition, we believe that the DigiNotar incident will result in little to no delay of our DPS business.

I’d like to also thank and congratulate VASCO’s people who kept focused on their core tasks during the DigiNotar incident. Thanks to their professionalism we are able to report a very strong third quarter.

At this time, I’d like to introduce Jan Valcke, VASCO’s president and Chief Operating Officer. Jan.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Thank you, Ken. Ladies and gentlemen, as Ken already mentioned, the third quarter of 2011 was a very strong quarter. Also as noted earlier by Ken, we not only continued to show strong revenue growth over the comparable quarters in 2010, but we were also able to improve our gross profit margin compared to the first half of 2011. As noted in our previous earnings conference calls, our revenue growth in the first half of 2011 was driven by large deals in the banking market which have lower margins. During the same period revenues from our enterprise and applications security market, which have higher gross margins, declined. The mix of business from our two primary markets along with high applied cost needed to meet delivery schedules resulted in lower overall gross margins rates then we enjoyed in previous periods.

Also as noted in our previous quarters calls, however, we expected that our margins would improve as we grew our business in the enterprise and applications security market and improved our control over our production and delivery processes. We were able to make progress in both of those areas in the third quarter of 2011.

As Ken noted earlier, our banking market shows continued strength. As you know, banks bring us large volume orders with lower margins. We never were more successful in banking than at this moment and we do not expect the activity in the banking market to decline.

The recent turmoil in the Western European banking sector does not appear to have a negative impact on our business. Western Europe is a very mature market for VASCO and the banks continue to place orders to secure their customers’ Internet banking accounts. In fact, it appears that the current turmoil related to banks in Western Europe may be helping to strengthen our business in the market. It appears that the customers are opening more accounts than ever before. It also appears that the banks are focusing more on their core activities such as retail banking. For the banks, online banking is the most effective channel to do business with their retail customers. This means that they need to – need to have adequate security.

We also believe that there is a lot of growth potential in the banking market in new or emergent markets for VASCO. While those markets have their own challenges, they are not impacted by the sobering debt issues associated with the banks in Western Europe.

Our non-banking markets consisting of enterprise security and applications security showed solid growth in Q3 after two weaker quarters. Some recent wins in applications security, especially in the gaming protocol have brought our application security business back up to speed. And enterprise security, the positive trend in business activity that was already visible in the second quarter has been confirmed. We expect to show continued growth in Q4 of 2011.

In brief, we see steady growth again in our non-banking business. We do not expect a slowdown.

As noted earlier, another factor affecting our performance for the first six months of 2011 was the high transfer costs for our goods from the factories to the customers. After the financial crisis that are steadily increasing demands in banking forced us to accelerate production quite abruptly from the second half of 2010 onwards.

In production of microelectronics, the availability of components such as plastic, LCD screens, battery, and similar items is crucial. We are able to meet our customers’ demand. Of course, this meant that you order very tight delivery schedules and deadlines. As a result, we had to transport the bulk of our deliveries by air instead of less expensive transportation by ship.

We have taken definitive actions which is already visible in Q3. Furthermore, we expect that the share of air transport in our shipment costs will go back to the pre-crisis levels in the future.

As Ken already mentioned, we keep investing in our service strategy. We are convinced that this future oriented business model will become an important source of revenue and high margins for VASCO in the future periods. One of the key programs that we expect will support future growth in both our core business and our DIGIPASS as a Service product line is the ability to place our technology on a number of different platforms.

That technology remains dormant until the owner of the device, for instance a company in the case of enterprise security or an individual consumer in the case of DIGIPASS as a Service wants to use terminal authentication when logging onto applications using the Internet. When the decision is made we can activate the dormant DIGIPASS quickly for a relatively low fee. Our dormant DIGIPASS strategy is evolving quickly in two primary areas. The DIGIPASS Plus and the DESS.

Our DIGIPASS Plus strategy is to add a second identity to the DIGIPASS products that we sell into the markets today. The first identity on the DIGIPASS is used for a dedicated application. The second identity on the DIGIPASS can be used for various other applications. We believe that the DIGIPASS Plus product will be attractive to customers in the banking and gaming markets.

Secondly, our DESS or embedded DIGIPASS strategy, is to embed a dormant DIGIPASS into the products of leading vendors. After Intel, we signed a contract with Option, embedding DIGIPASS into their 3G USB modem. In this case DIGIPASS is embedded in the ARM processor, the leading microprocessor for smartphones. In the coming year, we expect to have tens of millions of dormant DIGIPASS in the market.

Overall, we will continue to focus on the execution of our business plans. As we did in the past, even during the heights of the DigiNotar incident, we expect to do so in the future. Our people are focused on their core tasks. Training is ongoing which give us a strong and seasoned team. Thank you.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Thank you, Jan. At this time I’d to introduce Cliff Baum, VASCO’s EVP and Chief Financial Officer.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Thanks, Ken, and welcome to everyone on the call. Before I get started with the numbers in detail, I would like to make a comment on the accounting for DigiNotar.

The loss on the disposal of DigiNotar as well as the loss on operations of DigiNotar through the date of disposal is being reported in a single line item on the income statement which is labeled Net Income or Loss from Discontinued Operations. Similarly, the remaining assets and liabilities related to the discontinuance of DigiNotar have been consolidated into a single items on the balance sheet in the current assets and current liabilities sections. As a result of the accounting for DigiNotar as a discontinued operation which will be discussed separately, all the other numbers that we will discuss on the call today will be the results of continuing operations. Those numbers, both for the quarter and year-to-date have been restated to exclude the impact of DigiNotar from each line item being reported.

As noted earlier by Ken, revenues for the third quarter of 2011 were $41.4 million, an increase of $15.1 million or 57% from the third quarter of 2010. And for the first nine months revenues were $119.6 million, an increase of $44.6 million or 59% from the comparable period in 2010.

The increase in revenue for the third quarter reflected a 68% increase in revenues from the banking market and 24% increase in revenues from the enterprise and applications security market. For the nine months ended September 30, 2011, the increase reflected an 83% increase in revenues from the banking market partially offset by 2% decline from revenues in the enterprise and applications security market.

It should also be noted that the comparison of revenues was impacted by changes in the exchange rates for the euro and the Australian dollar to the US dollar. We estimate that revenues were $2.9 million higher for the third quarter and $5.1 million higher for the first nine months of 2011 than they would have been had the exchange rates in 2011 been the same as in 2010.

Due to the strong growth in revenues from the banking market, the percentage of our total revenue coming from the enterprise and applications security market decreased as a percentage of total revenue for both the third quarter and first nine months of 2011 when compared to 2010.

Revenues from the enterprise and applications security market were 19% of revenue for the third quarter and 17% of revenue for the first nine months of 2011, compared to 24% of total revenue for the third quarter and 28% of total revenue for the first nine months of 2010.

With the strength of the banking business in European markets through the first half of 2011, the percentage of revenue coming from Europe has increased in 2011 compared to the same period in 2010. The geographic distribution of our revenue for the first nine months of 2011 was approximately 72% from Europe, 9% from the United States, 7% from Asia and the remaining 12% from other countries.

Through the first nine months of 2010, approximately 68% of our revenue was from Europe, 9% from the US, 9% from Asia, and the remaining 14% was from other countries.

As noted earlier by Ken, our gross profit margins were 67% and 64% of our revenue for the third quarter and first nine months of 2011 respectively, compared to 71% and 70% of revenue for the comparable periods in 2010. The decrease in gross profit margin for the third quarter of 2011 compared to 2010 primarily reflects a decrease in the percentage of total revenue that came from the enterprise and application security market, an increase in the percentage of total revenue that came from sales of our card readers, and an increase in non-product costs associated with the customization and expedited delivery of products partially offset by the positive impact on revenue and gross profit of changes in foreign currency rates.

The decrease in the profit margin for the first nine months of 2011 compared to 2010 primarily reflects the same factors noted for the comparison of the third quarter plus lower gross profit margins generated from revenues in the banking market and a decrease in non-hardware revenues as a percentage of total revenue.

As noted earlier, revenue from the enterprise and applications security market which generally has margins of 20 to 30 percentage points higher than the banking market was 19% of our total revenue for the third quarter and 17% of our revenue for the first nine months, compared to 24% and 28% for the third quarter and first nine months of 2010 respectively.

Card readers which can have lower gross profit margin that is approximately 10 to 20 percentage points lower than other hardware related margins due to competitive pricing pressures, were 21% and 22% of our revenue for the third quarter and first nine months of 2011 respectively compared to 15% for both the third quarter and first nine months of 2010.

The decline in gross profit margin on revenues from the banking market for the first nine months ended September 30 reflected an increase in large orders sold to the banking market during the first six months of 2011 compared to 2010. The reduction in gross profit margin related to the large orders is consistent with our approach to pricing, which is to offer lower average selling prices per unit for large volume purchase orders.

Non-hardware revenue which can have a gross profit margin that’s approximately 20% to 30% higher than hardware related revenue depending on the model and the quantity of the hardware sold was 22% of revenue for the first nine months of 2011 and compares to approximately 26% of revenue for first nine months of 2010 respectively.

As noted on previous conference calls, the majority of our inventory purchases are denominated in U.S. dollars. Also as noted, our sales are denominated in various currencies including the euro and Australian dollar. As the US dollar has weakened when compared to the euro and Australian dollar in the same periods of the prior year, revenue from sales made in euros and Australian dollars increased as measured in US dollars without a corresponding change in the cost of goods sold.

As noted earlier, the impact from changes of currency rates are estimated to have increased our revenue by approximately $2.9 million for the third quarter and $5.1 million for the first nine months of 2011. Had the currency rates in 2011 been equal to the currency rates in 2010, the gross profit margins would have been approximately 2.5 percentage points lower for the quarter and 1.6 percentage points lower for the nine months ended September 30, 2011.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2011 were $20.3 million and $60.4 million respectively, an increase of $4.3 million or 27% from the third quarter 2010 and an increase of $12.5 million or 26% for the nine months ended September 30, 2011. The increase in consolidated operating expenses was primarily related to the impact of our hiring program in 2010, our acquisition of Alfa and Ariss in April of 2011, the acquisition of intangible assets from both DigiNotar and Alfa and Ariss, and the impact of changing currency exchange rates.

Our average head count for the third quarter and first nine months of 2011 were 12% and 13% higher respectively than in the same periods of 2010.

Operating expenses associated with the acquisition of Alfa and Ariss were approximately $0.2 million and $0.4 million for the third quarter and first nine months of 2011 respectively. Operating expenses of the third quarter and first nine months of 2011 included $0.5 million and $1.5 million of expenses related to the amortization of purchased intangible assets respectively, compared to $0.1 million and $0.3 million of amortization for the third quarter and first nine months of 2010 respectively.

We estimate that the changes in currency exchange rate, primarily the strengthening of the euro and the Australian dollar compared to the US dollar increased our operating expenses by about $1.9 million and $3.3 million for the quarter and nine months ended September 30, 2011 respectively, compared to the same periods in 2010.

Operating income for the third quarter of 2011 was $7.4 million, an increase of $4.9 million or 196% from the $2.5 million reported in the third quarter of 2010. For the first nine months operating income was $15.7 million in 2011, an increase of $10 million or 227% from the $4.8 million reported in 2010.

Operating income as a percentage of revenue or operating margin was 18% for the third quarter and 13% for the first nine months of 2011. In 2010, our operating margins were 10% for the quarter and 6% for the first nine months.

We reported income tax expense of $1.3 million for the third quarter and $3.4 million for the first nine months of 2011. The effective tax rate was 18% for the third quarter and 21% for the first nine months of 2011. For 2010, the company reported income tax expense of $0.9 million for the third quarter and $1.5 million for the first nine months. The effective rate reported in 2010 was 28% for the third quarter and 27% for the nine month period ended September 30. The expected tax rate for the full year of 2010, however, excluding the benefit of $0.3 million of discreet items related to the adjustment of prior years’ tax provisions was 32% at September 30 of 2010.

The increase in the tax expense for the third quarter and first nine months is attributable to an increase in pretax profits partially offset by a decrease in the effective tax rate. The effective tax rates for both 2011 and 2010 including the impact of discreet items reflect our estimate of our full year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including but not limited to our estimate of full year pretax income at the end of the third quarter of each year as well as the geographic distribution where we expect the income to be earned. Under our current structure our effective tax rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, we expect that the effective tax rates will increase.

We reported an after tax loss from discontinued operations of $3.7 million and $5.6 million for the quarter and nine months ended September 30, 2011 respectively. The loss for the quarter reflected a loss on the disposal of DigiNotar of $4 million, partially offset by income from DigiNotar operation of $0.3 million. The loss for the nine months ended September 30, 2011 included the same $4 million loss from the disposal and $1.6 million loss from operations.

The loss on disposal primarily included the complete write off of all good will and the write off of all intangible assets related to the purchase of the stock of DigiNotar. We did not write off any intangible assets that we purchased prior to the purchase of DigiNotar stock. As noted earlier, we believe that we will be able to strengthen our authentication product line using the PKI technology we acquired from DigiNotar.

The makeup of our workforce at September 30, 2011 was 363 people worldwide with 172 in sales marketing and customer support, 135 in research and development and 56 in general and administrative. The average head count for the third quarter of 2011, excluding DigiNotar staff, was 40 persons or 12% higher than the average head count for the third quarter of 2010. The average head count for the first nine months of 2011, also excluding DigiNotar staff, was 42 persons or 13% higher than the average head count for the same period in 2010. Our balance sheet continued to show strong cash and working capital balances through the third quarter of 2011. As of September 30, 2011 our net cash balance was $77.5 million, a decrease of $7.1 million or approximately 8% from $84.6 million at June 30, 2011 and a decrease of $8 million or 9% from $85.5 million at December 31 of 2010.

The decrease in cash from June 30, 2011 was attributable to an unfavorable change in exchange rates and an increase in other key elements of working capital. At September 30, we had working capital of $99.2 million, an increase of $5.3 million or 6% from $93.9 million at June 30 2011. And an increase of $2.3 million or 2% from $96.9 million reported at December 31 of 2010.

The increase in working capital from December 31st, 2010 was primarily related to the income from operations partially offset by the cost of the acquisitions of DigiNotar and Alpha and Ariss.

Thank you for your attention. I’d now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Thank you, Cliff. I think I can safely say that Q3 was a very successful quarter for our authentication business. Revenue growth was outstanding, up 57% percent over Q3 2010 and up 59% year-to-date when compared to the first nine months of 2010. Gross margin showed improvement and while the margin will be variable in the short term, we expect gross margin to improve over the long term, based on our investments in new products and cloud based authentication and PKI services.

Operating margin showed significant improvement, and earnings per share were strong. We’re optimistic about the business and VASCO’s future. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance. We would now like to address our revised guidance for the full year 2011. First, we expect that revenue growth from continuing operations will be in the range of 45% to 55% for the full year 2011 over full year 2010 as compared to expected full year revenue growth of more than 40% announced at the end of the second quarter of 2011.

And second, we expect that operating margins from continuing operations, excluding expenses relating to the amortization of acquisition related intangible assets for full year 2011 will be in the range of 13% to 16% of revenue compared to 8% to 12% of revenue announced at the end of the second quarter of 2011.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier as a courtesy to others on the call I would appreciate it if you would limit your questions to an initial question plus a follow up. If you have additional questions, please get back into the queue.

Operator?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question comes from Brian Freed of Wunderlich Securities, Inc. Please go ahead.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Good morning. I guess my question really is around your confidence and what drives that confidence in guidance. So I guess, first, I would note the guidance range implies something in the $35 million to $47 million at the top line which is a pretty wide range given when you only have one quarter left to go. So I guess with respect to that range, how does linearity in the September quarter and your backlog going into the December quarter affect your view of your opportunities there?

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Thank you, Brian. In terms of the revenue per quarter historically we’ve always looked at a strong second quarter, marginally down, seasonally down third quarter because of holidays and then a strong fourth quarter and then an adjusted, somewhat down first quarter. We expect that generally that pattern will continue.

As far as our confidence in the business and the range that you talk about, as you know, earlier in the year to meet the requirements and the demands of some of our larger customers, we did everything we could to accelerate manufacturing and to accelerate, at our own cost, the expedited shipments to those customers via air. That’s now getting under control. We’re better able to forecast what the requirements are and the needs are. So we have a better view of how things will roll out. The range is back to our previous approach to guidance and it’s something that we’ve always felt very comfortable with.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Okay. And how does linearity in the September quarter affect your view of the December guidance? It looked like it was kind of back-end loaded.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

I see. Well, the quarters have never been necessarily linear or predictable. Sometimes because we don’t ship towards the end of quarter, we start off with a strong first month of a quarter. So I think we’ve answered this question many times in the past. We try to just let the order flow go normally and naturally. I think the most important thing is our backlog scheduled for shipment during the fourth quarter. We already know what our sales are as of today’s date. We already know what our firm backlog is scheduled to ship in the fourth quarter and our growing and strong backlog for 2012.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Brian, I might add also that there’s a couple other factors that we’d like you to consider. One is exchange rates. As you know the euro came down appreciably toward the end of the third quarter so the fourth quarter rate going in for euro-denominated revenues is going to be down compared to the third quarter. And similarly revenues that were denominated in Swiss francs are also coming down because the Swiss Central Bank pegged the Swiss franc rate to the euro. As you may have seen last night, the European community apparently reached an agreement on the banking crisis relative to Greece. We’re not sure how that’s going to play out in terms of exchange rates, but we did expect that the EU in general would find a solution, political solution to the banking crisis. So that’s a factor when we give our range.

The other factor as Ken said our business is somewhat lumpy and what we sell into the market is often a bundles arrangement and it’s sold on different delivery terms. So the revenue recognition is a fairly complex task for VASCO and as a result, it’s often easily the case that we can have a significant shipment that goes out toward the end of the quarter, but isn’t recognized for revenue in that quarter during the – due to the accounting standards.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Great. Thanks so much. I appreciate it.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

You’re welcome, Brian.

Operator

Take your next question. It comes from Joe Maxa of Dougherty. Please go ahead.

Joe Maxa - Dougherty and Company, LLC - Analyst

Thank you. Congrats on a strong quarter.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Thank you, Joe.

Joe Maxa - Dougherty and Company, LLC - Analyst

A question, on the Q4 guidance, you did talk about the broadening of the banking customer base in Q3 helping the gross margin. Are you seeing that continue into Q4 where it should suggest that the gross margin will remain, you know, much higher than the first half levels?

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

I don’t know that we can comment on that. I can tell you that what drives our gross margin is always mix of business. It’s the mix of large volume banks, which typically have lower gross margins, combined with smaller banks with higher gross margins and then added to that is enterprise and gaming typically with higher gross margins and as our software business continues to grow and DPS to grow they are extremely high gross margins.

Joe Maxa - Dougherty and Company, LLC - Analyst

Okay. So the mix sounds like it’ll be pretty favorable in Q4.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

I think so. Yes, I think so. We don’t report on new accounts any more, but I can say that the number of banks that are new accounts this year are up from last year.

Joe Maxa - Dougherty and Company, LLC - Analyst

And then following -

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

I think Cliff had one more thing he wanted to address on that question.

Joe Maxa - Dougherty and Company, LLC - Analyst

Sure.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Yes, Joe. Just as I mentioned before, currency plays a factor in this. Just as currency helped the gross margin rate in Q3 to the extent that the euro goes down and the revenues that we get from sales made in euros or other foreign currencies are expected to decline compared to Q3, that will put pressure on the margins. And then, as Ken said, and as I noted it in my earlier comments, we’ve had a fairly heavy percentage of our revenue that was card readers. So again, when we look at Q4, the mix of business within the specific products will play into the margin. So I would be cautious relative to the forecasted gross margins that you might be looking at. I wouldn’t necessarily take our Q3 margin and ratchet it up. But it should be in that mid-60s range I would expect.

Joe Maxa - Dougherty and Company, LLC - Analyst

All right. Very good. Just a follow up on something you mentioned earlier, Ken. You said your backlog schedule or your backlog is strong and growing for 2012. So are we suggesting that you – we would suspect 2012 levels to be at similar ranges you’re seeing today?

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

2012 backlog you mean?

Joe Maxa - Dougherty and Company, LLC - Analyst

Well revenue levels on a quarterly basis. I mean kind of take an average.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Revenue. Yes, certainly we expect that our business is growing. We’re right – we continue our upgrade strategy of going to our current banks and upgrading them from a single-button DIGIPASS to a more robust multi-function DIGIPASS that does signing. So we have a very good plan and you can see it working going back to our existing customer base. More and more banks are trying to automate what they do today and so when they automate, they need strong authentication and you’re seeing that in the results. More smaller banks are signing on with us because of their smaller volumes they have higher margins, higher gross margins which is a very positive mix.

Joe Maxa - Dougherty and Company, LLC - Analyst

Thank you very much.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

You’re welcome.

Operator

Thank you. Our next question comes from the line of Andrew Abrams of Avian Securities. Please go ahead.

Andrew Abrams - Avian Securities, LLC - Analyst

Hi, guys. Just a couple of clarifications and one or two general questions. Cliff, I missed what you said about the percent of non-hardware business in the third quarter.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Yes. The percent of non-hardware business in the third quarter was 25%, year-to-date nine month, it was 22%.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. Okay. If you look at net income backing out your guidance for net income, if we back out the DigiNotar stuff generally, are we back to 13% – 16% without doing much or are we seeing some effect X the DigiNotar changes in expense ratios?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

No, I think we’re back in that range in general, Joe or Andrew. I’m sorry. Our year-to-date rates are in that range and we don’t see any real reason that Q4 should vary substantially. Our business model is one of leverage. So as we grow revenues, regardless of the gross margin, that should create incremental operating margin because our expense base doesn’t change much.

Andrew Abrams - Avian Securities, LLC - Analyst

Right.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

So as we model this out, if we can drive higher revenues or as we drive higher revenues we expect that operating margin as a percent of revenue to continue to grow as well.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. And projection for tax rate for the fourth quarter?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

You’d have to use the 21% that we’ve recorded at the end of Q3. Again, when it comes to tax rates and US GAAP, every quarter we have to do an estimate of the full year effective tax rate and that’s what we use for recording the expense in that quarter and then we adjust the year-to-date expense in that quarter to that rate as well. So 21% would be the rate.

Andrew Abrams - Avian Securities, LLC - Analyst

And lastly, I know this is a difficult question to answer but can you talk a little bit about any liability that’s still - is out there on DigiNotar? I know you’ve mentioned that so far you’ve heard nothing and the expectations are low. Just to kind of make people feel more comfortable, can you kind of walk us through the potentials, I guess or the non-potentials? Let’s put it that way.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Well, I can give you an overview of what’s out there and what we’ve recorded. You’ll actually see that on the balance sheet in terms of those two line items. We’ve shown a line item for asset of continued operations of $2.6 million. And we’ve shown a liability for discontinued operations of $1.9 million. The primary assets that are there relate to the clawback that was part of the acquisition of DigiNotar to begin with. So that’s an agreement between VASCO and the sellers of DigiNotar, not DigiNotar itself. So we have a sizeable asset that’s recorded to day where we expect to recover from the escrow account, not from the selling shareholders themselves, because we set aside the money into escrow, but we expect to recover from the escrow agent a substantial amount of the original purchase price because they will not be able to achieve their needed EBIT number for 2011.

On the liability side, what we recorded there is primarily related to the inter-company agreement that we had with DigiNotar up through the date of its discontinuance. So, as you know, under our model today, the intellectual property of VASCO is owned basically by the Swiss and US companies and each of our other subsidiaries then become a service provider to one of those two entities throughout the year, whether it’s for sales and marketing services or R and D services or those kinds of things.

So the primary liabilities that we’ve got recorded today relate to payments that we expect to make to DigiNotar under those agreements. But there again, we’ll have to work with the bankruptcy trustee because we are no longer in control of the DigiNotar entity in any way, shape or form. We don’t have any control over the employees or how the business is conducted or how those assets and liabilities related to DigiNotar itself are settled. We recorded that the liability that we may have to pay to them. It could also be that as we go forward – and that’s why we gave a range of loss on disposal – as we go forward, there may be some negotiation with trustee and the amount that we have recorded today could change in future periods.

Andrew Abrams - Avian Securities, LLC - Analyst

Do you – I mean as a liability as it sits currently, you’re talking about $2 million. What would you expect the – I mean I know this has to do more with the bankruptcy administrator than anything else, but what would you expect your potential greatest liability could possibly be? Would it be greater than what you’ve already recorded or –

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

No, the numbers that are on our balance sheet today are our best estimates of the assets that we’ll recover as this unwinds and the liabilities that we’ll pay as it unwinds. And as Ken mentioned in his notes, we have no visibility to what investors of DigiNotar are thinking, what customers of DigiNotar are thinking, or how they might go forward. But we have no knowledge of any claims at this point, but there’s always the potential that somebody could institute an action whether grounded in fact in law or not. So we just need to stay vigilant on those issues and report them as they come in if they’re material, but the numbers we have on the balance sheet are our best estimate today of how this is going to unfold.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. And just one more clarification point on that. As a – would you be the single point that a lawsuit would go to or would they go to the assets of DigiNotar of which you are no longer in control before – for a lawsuit – any kind of lawsuit, assumedly a shareholder lawsuit?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

We believe that they would go to the assets of DigiNotar and the trustee. VASCO is a shareholder of DigiNotar. Under Dutch law, as a shareholder those liabilities don’t go to shareholders. They go to the business itself.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

We’ve had extensive conversation with Dutch counsel about this issue. So we’re comfortable with Cliff’s statements.

Andrew Abrams - Avian Securities, LLC - Analyst

Got it. Great and just lastly, on the banking side –

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Andrew, may I please ask you go to the end of the queue? You’ve had about four questions there.

Andrew Abrams - Avian Securities, LLC - Analyst

Sure.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

I need to allow some others to ask their questions. Thanks very much.

Andrew Abrams - Avian Securities, LLC - Analyst

Sure.

Operator

Thank you, our next question comes from Fred Ziegel of Blue Water Capital. Please go ahead.

Fred Ziegel - Blue Water Capital Markets - Analyst

Hi, guys.

Hi, Fred.

Fred Ziegel - Blue Water Capital Markets - Analyst

Let’s see. I will ask two questions. One, I know with the big banks, they tend to place orders, obviously they get bigger discounts, bigger volumes spread over multiple quarters if not multiple years. What is the trend with the mid and smaller banks in terms of their ordering patterns? I guess my question really is when you look at – if you were to carve that piece out, is it kind of quarter-to-quarter? Do they place orders for six to twelve months? What’s the purchasing pattern there?

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Jan, would you address that question, please?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes, sure. Principally there’s not a lot of difference between large banking, mid and small banks except for the quantities, of course, but they place normally an order for a year.

Fred Ziegel - Blue Water Capital Markets - Analyst

Okay. So durations are about the same. Quantities are obviously different. Second question, is Visa is starting to make a lot of noise about bringing EMV into the US at long last. Have you – and this is probably a question to Jan. Have you started to see or hear any noise about your card reader business here?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

No. I think this is a little bit too early. Visa announced to go to EMV – before they can go to EMV, they need to have a deployment program to replace all the Visa cards with a Visa card with a chip. And to my knowledge, they announced that they’re going to start that somewhere in 2013. I can be a little bit wrong there, but it’s not something that will be done right away.

So I do not expect a – business from that field at short term.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Jan, it’s also the case – so our experience in Europe was it took a number of years to deploy the point of sale equipment in the shops or the restaurants that are required to even read those EMV cards.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

I would like to stress here that our business is not depending if the market is doing EMV or not. I mean banks can can use traditional products to secure the transactions between the customers and the bank.

Fred Ziegel - Blue Water Capital Markets - Analyst

Thank you.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

You’re welcome.

Operator

Thank you. Our next question comes from the line of Brian Freed of Wunderlich Securities. Please go ahead, sir.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Just a quick follow up and really there’s two pieces to this. First, can you break out what non-cash compensation was in the quarter? And then as a follow up to that, Ken, you guys have always been one to report GAAP numbers which I think is commendable, although I don’t think the market necessarily gives you much credit for that. Would you guys consider moving to a non-GAAP reporting format where you broke out both non-cash comp and amortization across the various line items at some point in the future?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

I’ll answer both of those, Brian. In terms of the expenses, the non-cash comp was $900,000 for the quarter and $2.2 million for the first nine months of 2011. And for the comparable period then in 2010, they were $800,000 and $1.9 million. So not a lot of change in those numbers in 2011 versus 2010.

In terms of the non-GAAP or pro forma, right now we really prefer not to fight that with the SEC because the SEC is strongly against those. So what we have been trying to do, albeit apparently unsuccessful, we’ve been trying to give you the information in the press release so that you can calculate those directly. To our knowledge, there’s only two items that you would do to create that pro forma. One is the non-cash comp that we’ve just talked about which I include in the body of the press release. The other is the amortization of the purchased intangible assets which I’ve also included directly in the press release and in my prepared remarks. So we want to give you that information so that it’s easy for you to do. We just don’t want to make it official so that we have justify it when the SEC knocks on our door and challenges us as they did with EBITDA. You can see in the press release the two paragraph disclaimer on why we do it. That’s all there just because the SEC wanted us to justify why we were using that non-GAAP disclosure.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

We’d certainly encourage and be very open to any of the analysts that want to call Cliff to talk more detail about it.

Brian Freed - Wunderlich Securities, Inc. - Analyst

Okay. Thank you so much.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Sure.

Operator

Thank you. (Operator instructions) We do have a question from the line of Joe Maxa of Dougherty. Please go ahead.

Joe Maxa - Dougherty and Company, LLC - Analyst

Thank you. I just wanted get a little bit on the operating expenses, particularly, I’m looking at the sales and marketing line. Ex-DigiNotar, it looks like your sales and marketing came down about $1.5 million from Q2. So at first I was thinking – wondering if that was a one-time expense maybe perhaps related to some launch activities. And if we should use that $9.6 million as a better number going forward as a model?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

A couple things in that, Joe. Yes, DigiNotar had a fairly large amount of operating expenses that came out in the quarter-over-quarter comparisons. And in total, DigiNotar was running in the aggregate for all lines, sales and marketing, R and D, G&A at about $1 million per quarter. So that comes out of the run rate. Q3 traditionally in terms of OpEx is a little bit lower than other quarters because, just as the buyers of our product are on holiday in Europe and our revenues are expected to be lower, so too are our staff. Our staff’s on holiday and we don’t have the compensation expense in the Q3 period that we have in some of the other quarters. So we’d expect the operating expenses to be higher because people are taking fewer vacations.

And I hate to keep talking about it, but to the extent that the currency rates are lower, the weakening of the euro versus the dollar will help us. It will help drive down the operating expenses in all categories. A substantial portion of our OpEx is denominated in foreign currencies. Right now we estimate that about 71% of our expense base is in euros, 18% in US dollars, 5% in Australian dollars. So, again when you’re modeling it out, consider those key variables. The vacations period in Q3 that creates lower expenses, but the changes in exchange rate.

If I were to sum it up for you I would say that what you’re seeing now, excluding DigiNotar, is a reasonable proxy for our run rate. We’re not investing in substantial new additions relative to staff or substantial new programs other than our investment in DIGIPASS as a Service.

Joe Maxa - Dougherty and Company, LLC - Analyst

Very helpful. Thank you.

Operator

Thank you, gentlemen. There are no further questions at this time. We’ll turn the call back over to you.

Ken Hunt - VASCO Data Security International, Inc. - Chairman, Founder, and CEO

Okay. Well, thanks everybody. We, indeed are very pleased with the third quarter. We are very pleased that the things that we’ve been talking about in previous quarters and the direction of the business that we have been telling you to expect is being revealed. So we feel very satisfied with that.

The business is healthy. The business is growing. And as we’ve also said in the past, we expect the gross margins will continue to improve in the future for those reasons that we’ve depicted before.

At this time, I’d like to thank everybody for their participation and as always, I want to thank the VASCO people around the world for their hard work, their professionalism and being just great people.

All right. Well, goodbye for today. We’ll talk to you in another quarter.

Operator

Ladies and gentlemen, that does conclude the conference for today. We thank you for your participate and ask that you please disconnect all lines. Thank you and have a good day.